UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 23, 2014

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Heritage Oaks Bancorp
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-25020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)

1222 Vine Street, Paso Robles, CA	93446
(Address of principal executive offices)	(Zip Code)

805-369-5200
(Registrant's Telephone Number, Including Area Code)

_______________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Failure to Satisfy a Continued Listing Rule or Standard.

On October 6, 2014, Heritage Oaks Bancorp (the "Company"), provided notice to Nasdaq, the national securities exchange that maintains the principal listing of the Company’s common stock, that the Company had become aware of its noncompliance with the Audit Committee composition requirement for continued listing on The Nasdaq Capital Market set forth in Listing Rule 5605(b)(1) (the “Rule).  The Audit Committee was comprised of six members, the noncompliance relates to two of the members, and the other four members are, and at all times have been fully compliant with all of the Audit Committee composition requirements for continued listing on The Nasdaq Capital Market.

The noncompliance resulted from the payment of an immaterial amount of legal fees to each of two law firms at which the two members of the Audit Committee are partners, respectively.  At the time that the Company notified Nasdaq of the noncompliance, the Company indicated that it had determined to take the following two actions to remediate the noncompliance: (1) the institution of internal and external controls to ensure that no work is sent to one of the law firms, with the partner at that law firm remaining on the Audit Committee; and (2) have the other law firm partner Audit Committee member resign his position on the Audit Committee, such that the Audit Committee would then be comprised of five members who are all fully compliant with all of the Audit Committee composition requirements for continued listing on The Nasdaq Capital Market, and with the law firm affiliated with the resigned Audit Committee member continuing to provide legal services to the Company.

On October 23, 2014, Nasdaq provided a notification of deficiency letter to the Company indicating that based on the aforementioned remediation steps, the Nasdaq Staff has determined that the Company has regained compliance with the Rule and, subject to the disclosure of the same, which is being accomplished by the filing of this Current Report on Form 8-K, the noncompliance matter is closed.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Oaks Bancorp
Date: October 29, 2014	By: /s/ WILLIAM RAVER William Raver Corporate Secretary